Exhibit 10.2

AMENDMENT TO DEFERRED COMPENSATION AGREEMENT

This amendment (this “Amendment”) to the Deferred Compensation Agreement dated as of January 1, 2021 (the “Agreement”) by and among ICC Holdings, Inc., a Pennsylvania corporation (“ICC Holdings”), Illinois Casualty Company, an Illinois insurance company and a wholly-owned subsidiary of ICC Holdings (the “Company”), and Arron K. Sutherland (the “Executive”), is entered into as of June 8, 2024 (the “Effective Date”). For purposes of this Amendment and the Agreement, ICC Holdings and the Company may sometimes be collectively referred to as “Employer”.

WHEREAS, Employer and the Executive previously entered into the Agreement;

WHEREAS, in connection with that certain Agreement and Plan of Merger by and among Mutual Capital Holdings, Inc. (“Mutual Capital”), Mutual Capital Merger Sub, Inc., and ICC Holdings (“Merger Agreement”), the Employer and the Executive desire to amend the terms of the Agreement to reflect changes to the vesting and terms of the Agreement to be effective as of the “Effective Time” (as defined in the Merger Agreement);

WHEREAS, Mutual Capital requires, as an essential condition and inducement to its execution and delivery to ICC Holdings of the Merger Agreement, that the Executive execute and deliver to ICC Holdings and the Company this Amendment to provide that the Executive is fully vested in the compensation under the Agreement as of the Effective Time; and

WHEREAS, the Executive and ICC Holdings expressly acknowledge that Mutual Capital and its affiliates are intended as beneficiaries of this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	Amendments to the Agreement.

●	Article I.A of the Agreement shall be and hereby is amended (deletions shown in strikethrough; additions shown in bold/underlined):

“A.         Vesting of Benefit. ~~Upon the Executive~~’~~s 62nd birthday,~~ As a result of a Change in Control (as defined in the Employment Agreement) pursuant to that certain Agreement and Plan of Merger, dated as of June 8, 2024, by and among Mutual Capital Holdings, Inc., Mutual Capital Merger Sub, Inc., and ICC Holdings, the Executive shall be considered to be fully “Vested” in the amount payable to or on behalf of Executive under this Agreement as provided under the written Employment Agreement dated October 5, 2016, as amended, by and between the Company and the Executive (the “Employment Agreement”), a copy of which is attached hereto as Exhibit B.”

●	Article I.C.1 of the Agreement shall be and hereby is amended in its entirety to read as follows:

“C.         Separation from Service.

1.         Upon Executive’s separation from service from the Company (other than for Cause), the Company shall pay the Executive monthly installments of Sixteen Thousand Six Hundred Sixty-Six and 67/100 Dollars ($16,666.67) for a continuous period of one hundred twenty (120) months beginning in the first month after the Executive attains the age of 62. In the event the Executive should die after the Executive’s 62nd birthday but before receiving the full one hundred twenty (120) monthly installments, the remaining payments shall be paid by the Company, as they fall due, to the Executive’s beneficiary or beneficiaries listed on the attached Exhibit A.”

●	Article I.C.2 of the Agreement shall be removed in its entirety.

●	Article II.A. of the Agreement shall be removed in its entirety.

2.

Affirmation. This Amendment is to be read and construed with the Agreement as constituting one and the same agreement. Except as specifically modified by this Amendment, all remaining provisions, terms and conditions of the Agreement shall remain in full force and effect.

3.	Effective Time. This Amendment shall become effective as of the Effective Time.

4.	Defined Terms. All terms not herein defined shall have the meaning ascribed to them in the Agreement.

5.

Ratification as Amended. Except as amended by this Amendment, the terms and conditions of the Agreement are confirmed, approved, and ratified, and the Agreement, as amended by this Amendment, shall continue in full force and effect. Any reference to the Agreement shall mean the Agreement as amended by this Amendment.

6.

Entire Agreement. The parties agree that the Agreement and Amendment supersedes and replaces all prior negotiations and/or agreements made between the parties or any third parties relating to the Agreement, whether oral or written, and contains the entire understanding and agreement among the parties with respect thereto. There are no other collateral agreements between the parties, whether written or oral.

7.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signatures follow on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above, to be effective as of the Effective Time.

ICC HOLDINGS, INC.

By:	/s/ Michael R. Smith
Michael R. Smith
Chief Financial Officer
Attest:	/s/ Ann Riceman

ILLINOIS CASUALTY COMPANY

By:	/s/ Michael R. Smith
Michael R. Smith
Chief Financial Officer
Attest:	/s/ Ann Riceman

EXECUTIVE

/s/ Arron K. Sutherland
Arron K. Sutherland

JOINDER

MUTUAL CAPITAL MERGER SUB, INC., a Pennsylvania corporation (“Merger Sub”), hereby executes this Joinder to the Amendment to Deferred Compensation Agreement, dated June 8, 2024 (the “Amendment”), by and among ICC Holdings, Inc., a Pennsylvania corporation (“ICC Holdings”), Illinois Casualty Company, an Illinois insurance company and a wholly-owned subsidiary of ICC Holdings (the “Company”), and Arron K. Sutherland (the “Executive”). All terms used in this Joinder and not defined herein shall have the meanings assigned thereto in the Amendment or the Merger Agreement, as applicable. Pursuant to the Merger Agreement, Merger Sub will merge with and into ICC Holdings. Pursuant to the Merger Agreement and by operation of law, at the Effective Time, all the property, rights, privileges, powers and franchises of ICC Holdings shall vest in the Surviving Corporation as the surviving entity, and all debts, liabilities and duties of ICC Holdings shall become the debts, liabilities and duties of the Surviving Corporation.

Accordingly, Merger Sub hereby affirms the Amendment, including the remaining effective provisions of the Agreement (as amended), and its continuing obligations thereunder as of the Effective Time, and as of the Effective Time agrees to be bound by all terms and conditions thereof.

Dated as of: June 8, 2024	MUTUAL CAPITAL MERGER SUB, INC.

	By:	/s/ Reiner R. Mauer
	Name:	Reiner R. Mauer
	Title:	President and CEO

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